                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)/1/

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 Orapharma, Inc.
                                ----------------
                                (Name of Issuer)

                                  Common Stock
                                  -------------
                         (Title of Class of Securities)

                                    68554E106
                                -----------------
                                 (CUSIP Number)

                                December 31, 2001
                               ------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [_] Rule 13d-1(b)

                  [_] Rule 13d-1(c)

                  [X] Rule 13d-1(d)


--------

         /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------
CUSIP No.  68554E106                    13G/A
---------------------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          TL Ventures III L.P.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a)  [X]
                                                                (b)  [_]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             860,915
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          860,915
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                        [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.3%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

-----------------------------
CUSIP No.  68554E106                      13G/A
-----------------------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          TL Ventures III Interfund L.P.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a)  [X]
                                                                (b)  [_]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             860,915
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          860,915
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          860,915
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                        [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.3%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

-----------------------
CUSIP No.  68554E106           13G/A
-----------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          TL Ventures III Management L.P.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                     (a)  [X]
                                                     (b)  [_]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             860,915
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          860,915
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          860,915
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                   [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.3%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

-------------------------
CUSIP No.  68554E106                13G/A
-------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          TL Ventures III Manager LLC
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                     (a)  [X]
                                                     (b)  [_]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             860,915
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          860,915
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          860,915
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                        [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.3%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          OO
--------------------------------------------------------------------------------

-------------------------------------------
CUSIP No.  68554E106                                    13G/A
-------------------------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          TL Ventures III General Partner L.P.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a)  [X]
                                                                       (b)  [_]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
         NUMBER OF             5     SOLE VOTING POWER
          SHARES                     0
                             ---------------------------------------------------
       BENEFICIALLY            6     SHARED VOTING POWER
        OWNED BY
                                     860,915
           EACH              ---------------------------------------------------
         REPORTING            7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                      0
                             ---------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     860,915
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          860,915
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                        [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.3%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

-------------------------------------------
CUSIP No.  68554E106                                    13G/A
-------------------------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          TL Ventures III Offshore L.P.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a)  [X]
                                                                       (b)  [_]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands, British West Indies
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

       NUMBER OF                     0
                               -------------------------------------------------
         SHARES                6     SHARED VOTING POWER
      BENEFICIALLY
       OWNED BY                      860,915
                               -------------------------------------------------
         EACH                  7     SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                       0
                               -------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
          WITH
                                     860,915
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          860,915
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                        [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.3%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

-----------------------------
CUSIP No.  68554E106                      13G/A
-----------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          TL Ventures III Offshore Partners L.P.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a)  [X]
                                                                (b)  [_]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands, British West Indies
--------------------------------------------------------------------------------
         NUMBER OF             5     SOLE VOTING POWER
          SHARES
                                     0
       BENEFICIALLY          ---------------------------------------------------
         OWNED BY              6     SHARED VOTING POWER
           EACH
         REPORTING                   860,915
                             ---------------------------------------------------
          PERSON               7     SOLE DISPOSITIVE POWER
           WITH
                                     0
                             ---------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     860,915
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          860,915
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                        [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.3%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------------------------------------------------------------------------------

----------------------------
CUSIP No.  68554E106                  13G/A
----------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          TL Ventures III Offshore Ltd.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a)  [X]
                                                                    (b)  [_]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands, British West Indies
--------------------------------------------------------------------------------
         NUMBER OF             5     SOLE VOTING POWER
          SHARES
                                     0
       BENEFICIALLY          ---------------------------------------------------
         OWNED BY              6     SHARED VOTING POWER
           EACH
         REPORTING                   860,915
                             ---------------------------------------------------
          PERSON               7     SOLE DISPOSITIVE POWER
           WITH
                                     0
                             ---------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                     860,915
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          860,915
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                        [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.3%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          CO
--------- ----------------------------------------------------------------------

Item 1(a)         Name of Issuer:

                  Orapharma, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  732 Louis Drive, Suite 200
                  Warminster, PA  18974

Item 2(a)         Name of Person Filing:

                  (1)      TL Ventures III L.P.
                  (2)      TL Ventures III Interfund L.P.
                  (3)      TL Ventures III Management L.P.
                  (4)      TL Ventures III Manager LLC
                  (5)      TL Ventures III General Partner L.P.
                  (6)      TL Ventures III Offshore L.P.
                  (7)      TL Ventures III Offshore Partners L.P.
                  (8)      TL Ventures III Offshore Ltd.

Item 2(b)         Address of Principal Business Office:

                  (1), (2), (3), (4), (5):

                  700 Building
                  435 Devon Park Drive
                  Wayne, PA  19087-1990

                  (6) & (7):

                  c/o Trident Trust Company (Cayman) Limited
                  P.O. Box 847
                  One Capital Place, 4/th/ Floor
                  Grand Cayman, Cayman Islands
                  British West Indies

                  (8):

                  c/o Myers & Calder
                  Ugland House
                  P.O. Box 309
                  Georgetown, Grand Cayman
                  Cayman Islands
                  British West Indies

Item 2(c)         Citizenship:

                  (1), (2), (3), (5):  Delaware limited partnership
                  (4):  Delaware limited liability company
                  (6), (7), (8):  Cayman Island company

Item 2(d)         Title of Class of Securities:

                  Common Stock

Item 2(e)         CUSIP Number:

                  68554E106

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a)      [_]      Broker or dealer registered under Section 15
                                    of the Exchange Act

                  (b)      [_]      Bank as defined in Section 3(a)(6) of the
                                    Exchange Act

                  (c)      [_]      Insurance company as defined in Section
                                    3(a)(19) of the Exchange Act

                  (d)      [_]      Investment company registered under Section
                                    8 of the Investment Company Act

                  (e)      [_]      An investment adviser in accordance with
                                    Rule 13d-1(b)(1)(ii)(E)

                  (f)      [_]      An employee benefit plan or endowment fund
                                    in accordance with Rule 13d-1(b)(1)(ii)(F)

                  (g)      [_]      A parent holding company or control person
                                    in accordance with Rule 13d-1(b)(1)(ii)(G)

                  (h)      [_]      A savings associations as defined in Section
                                    3(b) of the Federal Deposit Insurance Act

                  (i)      [_]      A church plan that is excluded from the
                                    definition of an investment company under
                                    Section 3(c)(14) of the Investment Company
                                    Act

                  (j)      [_]      Group, in accordance with Rule
                                    13d-1(b)(1)(ii)(J)

                  Not Applicable.

Item 4            Ownership.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a) Amount beneficially owned: 860,915

                  (b) Percent of Class: 6.3%

                  (c) Number of shares as to which such Person has:

                           (i)   sole power to vote or to direct the vote: -0-

                           (ii)  shared power to or to direct the vote: 860,915

                           (iii) sole power to dispose or to direct the
                                 disposition of: -0-

                           (iv) shared power to dispose or to direct the disposition of: 860,915

                  TL Ventures III L.P. ("TL III"), TL Ventures III Offshore L.P. ("TL III Offshore") and TL Ventures III Interfund L.P. ("TL III Interfund") are venture capital funds which are required by their governing documents to make all investment, voting and disposition actions in tandem. TL III is the record holder of 684,276 shares and warrants to purchase 8,906 shares at $12.92 per share; TL III Offshore is the record holder of 143,235 shares and warrants to purchase 1,864 shares at $12.92 per share; and TL III Interfund is the record holder of 22,343 shares and warrants to purchase 291 shares at $12.92 per share. TL Ventures III Manager LLC is the sole general partner of TL Ventures III General Partner L.P., which is the sole general partner of TL Ventures III Management L.P., which is the sole general partner of TL III, and TL Ventures III Manager LLC is the sole general partner of TL Ventures III General Partner L.P., which is the sole general partner of TL III Interfund. As such, TL Ventures III Manager LLC has sole authority and responsibility for all investment, voting and disposition decisions for TL III and TL III Interfund, which powers, other than investments, are exercised through its three-member board of managers, by majority vote. Investment decisions require a majority vote of the members of TL Ventures III Manager LLC. TL Ventures III Offshore Ltd. is the sole general partner of TL Ventures Offshore Partners L.P., which is the sole general partner of TL III Offshore. As such, it has sole authority and responsibility for investment, voting and disposition decisions for TL III Offshore, which powers are exercised through its three-member board of directors, by majority vote.

Item 5            Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                                 Pages 12 of 15

                  Not Applicable.

Item 8            Identification and Classification of Members of the Group.

                  TL Ventures III L.P., TL Ventures III Interfund L.P.,
                  TL Ventures III Management L.P., TL Ventures III Manager LLC, TL Ventures III General Partner L.P., TL Ventures Offshore
                  L.P ., TL Ventures Offshore Partners L.P., and TL Ventures III Offshore, Ltd. are members of a group for purposes of Sections 13 (d) and 13 (g) of the Securities Exchange Act of 1934.

Item 9            Notice of Dissolution of Group.

                  Not Applicable.

Item 10           Certification.

                  Not Applicable.

                                    SIGNATURE

         After reasonable inquiry, and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2002       TL VENTURES III L.P.,
                               By:      TL Ventures III Management L.P.,
                                        its general partner
                               By:      TL Ventures III General Partner L.P.,
                                        its general partner
                               By:      TL Ventures III Manager LLC,
                                        its general partner

                               By:      /s/ Janet L. Stott
                                        ------------------
                                        Name: Janet L. Stott
                                        Title: Controller

                               TL VENTURES III OFFSHORE L.P.
                               By:      TL Ventures III Offshore Partners L.P.,
                                        its general partner
                               By:      TL Ventures III Offshore Ltd.,
                                        its general partner

                               By:      /s/ Janet L. Stott
                                        ------------------
                                        Name: Janet L. Stott
                                        Title: Controller

                               TL VENTURES III INTERFUND L.P.
                               By:      TL Ventures III General Partner L.P.,
                                        its general partner
                               By:      TL Ventures III Manager LLC,
                                        its general partner

                               By:      /s/ Janet L. Stott
                                        ------------------
                                        Name: Janet L. Stott
                                        Title: Controller

                               TL VENTURES III MANAGER LLC

                               By:      /s/ Janet L. Stott
                                        ------------------
                                        Name: Janet L. Stott
                                        Title: Controller

                                TL VENTURES III OFFSHORE LTD.

                                By:      /s/ Janet L. Stott
                                         ------------------
                                         Name: Janet L. Stott
                                         Title: Controller

                                TL VENTURES III GENERAL PARTNER L.P.

                                By:      TL Ventures III Manager LLC,
                                         its general partner

                                By:      /s/ Janet L. Stott
                                         ------------------
                                         Name: Janet L. Stott
                                         Title: Controller

                                TL VENTURES III MANAGEMENT L.P.
                                By:      TL Ventures III General Partner L.P.,
                                         its general partner
                                By:      TL Ventures III Manager LLC,
                                         its general partner

                                By:      /s/ Janet L. Stott
                                         ------------------
                                         Name: Janet L. Stott
                                         Title: Controller

                                TL VENTURES III OFFSHORE PARTNERS L.P.
                                By:      TL Ventures III Offshore Ltd.,
                                         its general partner

                                By:      /s/ Janet L. Stott
                                         ------------------
                                         Name: Janet L. Stott
                                         Title: Controller